CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and "Financial Highlights" in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 127 to File No. 333-151713; Amendment No. 130 to File No. 811-22209) of Global X Permanent ETF, Global X SuperIncome Preferred ETF, and Global X Guru Index ETF (formerly known as Global X Top Guru Holdings Index ETF) of our report dated August 29, 2013, included in the 2013 Annual Reports to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
October 23, 2013